EXHIBIT 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is made as of May 21, 2012, by and between Corporate Resource Services, Inc., a Delaware corporation (the “Company”), and Michael J. Golde (the “Employee”).

RECITALS

A. The Company and the Employee are parties to that certain Executive Employment Agreement, dated January 30, 2012 (the “Agreement”), which sets forth the terms and conditions of the Employee’s employment with the Company as its Vice President of Finance; and

B. The Company desires to employ the Employee as its Chief Financial Officer, and the Employee desires to be so employed pursuant to the same terms and conditions of the Agreement, as modified by this Amendment.

AGREEMENT.

In consideration of the above, and for other valuable consideration received, the Company and the Employee agree as follows:

1.           Section 1(a) of the Agreement is hereby amended and restated as follows:

“(a) Position and Duties.  The Company agrees to employ the Employee and the Employee accepts such employment for the period beginning as of the date hereof and ending upon termination pursuant to Section 1(c) hereof (the “Employment Period”).  Beginning May 21, 2012, the Employee shall serve as Chief Financial Officer of the Company, and shall have the normal duties and responsibilities of such an employee, including day to day responsibility for accounting and financial matters, subject to the normal power of the Board and the President of the Company.  The Employee will report directly or indirectly to the Board or the President of the Company.  The Company may, from time to time and in its sole discretion, redefine or reclassify the Employee’s title, responsibilities, duties or obligations under this Agreement; however, the Company shall not materially alter the terms of this Agreement without the written approval of the Employee pursuant to Section 7 hereof.”

2.           All other terms of the Agreement shall remain in full force and effect but shall be interpreted in a manner consistent with this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CORPORATE RESOURCE SERVICES, INC.	MICHAEL J. GOLDE

/s/ John P. Messina, Sr.	/s/ Michael J. Golde
By: John P. Messina, Sr., President	By: Michael J. Golde

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 30, 2012, by and between Corporate Resource Services, Inc., a Delaware corporation (the “Company”), and Michael J. Golde (the “Employee”). Certain definitions are set forth in Section 4 of this Agreement.

1.           Employment.

        (a)           Positions and Duties. The Company agrees to employ the Employee and the Employee accepts such employment for the period beginning as of the date hereof and ending upon termination pursuant to Section 1(c) hereof (the “Employment Period”). The Employee shall serve as Vice President of Finance of the Company, and shall have the normal duties and responsibilities of such an employee, including day to day responsibility for accounting and financial matters, subject to the normal power of the Board and of the President, Chief Executive Officer (“CEO”) and Chief Financial Officer. The Employee will report directly or indirectly to the Chief Financial Officer or the President.

        (b)           Compensation and Benefits.

(i)           Salary. During the Employment Period, the Company will pay the Employee a base salary (the “Annual Base Salary”) of $294,000 per annum, or such higher rate as the Company may designate from time to time.

(ii)           Bonus. The Employee will be eligible for a discretionary bonus, based on the Employee’s performance if and when determined by the Company’s President, CEO and/or Board of Directors.

(iii)           Car Allowance. During the Employment Period, the Company shall pay to the Employee the amount of $500 monthly for the expenses incurred by the Employee for the cost of maintaining an automobile for business use, including lease costs, gas, maintenance and insurance.

(iv)           Other Benefits. In addition, during the Employment Period, the Employee will be entitled to participate in such plans and programs as the Company may adopt from time to time in accordance with the terms of those plans and programs.

        (c)           Termination. The Employment Period will continue for a term of three years from the date hereof, subject to automatic one-year renewals, unless earlier terminated by the first to occur of (i) the Employee’s resignation or death, (ii) termination by the Company with Cause, or (iii) termination by the Company without cause. If the Employee’s employment is terminated by the Company without cause, then during the twelve month period commencing on the date of termination, (the “Severance Period”), the Company will pay the Employee severance at a rate equal to the Employee’s Annual Base Salary then in effect, payable in equal installments on the Company’s regular salary dates (the “Severance Payments”), and the Employee shall receive the same car allowance, and other benefits, if any, that the Employee was receiving at the time his employment terminated.

2.           Confidential Information. The Employee acknowledges that the information and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company and its Affiliates are the property of the Company, including information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which the Employee becomes aware during the Employment Period. Therefore, the Employee agrees that he will not disclose to any unauthorized person outside the ordinary course of business or use for his own account any of such information or data without the Board’s written consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Employee’s acts or omissions to act. The Employee agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request in writing, all of the information and data specified in the first sentence of this Section 7, including memoranda, notes, plans, records, reports and other documents (and copies thereof) containing confidential information of the Company and its Affiliates which he may then possess or have under his control, and which are then not otherwise generally known to and available for use by the public other than as a result of the Employee’s acts or omissions to act.

3.           Nonsolicitation. During the twelve months following Termination, the Employee shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any such employee thereof, or (ii) induce or attempt to induce any customer of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer and the Company.

4.           Definitions.

“Affiliate” of any particular person or entity means any other person or entity controlling, controlled by or under common control with such particular person or entity.

“Cause” means (i) the commission of a felony or a crime involving moral turpitude, (ii) conduct which brings the Company or any of its Subsidiaries into substantial public disgrace or disrepute, or (iii) substantial and repeated material failure to perform duties of the office held by the Employee as :.:easonably directed by the Board, and such failure is not cured within 30 days after the Employee receives notice thereof from the Board.

5.           Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, sent by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service (charges prepaid) to the recipient at the addresses set forth below, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail, and one day after deposit with a reputable overnight courier service.

If to the Company:

Corporate Resource Services, Inc. 160 Broadway
New York, NY 10038
Attention: John Messina

If to the Employee:

38 Bayway Avenue
Brightwaters, NY 11718

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

6.           Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of New York.

7.           Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Employee.

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

Employee:	Corporate Resource Services, Inc.

/s/ Michael J. Golde	By:	/s/ John P. Messina, Sr.

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